EXHIBIT 21.0

SUBSIDIARIES OF THE REGISTRANT AS OF FEBRUARY 5, 2005

STATE/
	PROVINCE	COUNTRY

CPI Corp.	Delaware	United States

Consumer Programs Incorporated	Missouri	United States
d/b/a Sears Portrait Studios
Centrics Technology, Inc.	Delaware	United States
d/b/a searsphoto.com
Consumer Programs Partner, Inc.	Delaware	United States
CPI Images, L.L.C.	Missouri	United States
d/b/a Sears Portrait Studios
d/b/a Mainstreet Portraits
CPI Research and Development. Inc.	Delaware	United States
myportraits.com, Inc.	Missouri	United States

CPI Corp.	Nova Scotia	Canada
d/b/a Sears Portrait Studios

CPI Technology Corp.	Missouri	United States

CPI Prints Plus, Inc.	Delaware	United States
Ridgedale Prints Plus, Inc.	Minnesota	United States

CPI Portrait Studios de Mexico
S. de R.L. de C.V.	Monterrey,
	Nuevo Leon	Mexico

CPI International Holdings, Inc.	Delaware	United States

CPI Canadian Holdings, Inc.	Delaware	United States

CPI Portrait Studios of Canada Corp.	Nova Scotia	Canada

Texas Portraits, L.P.	Delaware	United States